NON-COMPETITION, CONFIDENTIALITY AND NON-SOLICITATION AGREEMENT

     This Agreement is entered into as of August 31, 1998 between Acadia National Health Systems, Inc., a State of Colorado corporation (the "Company"), located in the City of Lewiston, State of Maine, and Frank J. and Martha T. DeJohn, individuals employed at Northeast Medical Business Group, Inc. at 17 Wilder Street, City of Keene, State of New Hampshire (hereinafter collectively referred to as the "Stockholder").

     A. The Stockholder is a shareholder of Northeast Medical Business Group, Inc. (the "Seller").

     B. The Seller and the Company have entered into the business/asset purchase agreement dated August 31, 1998 (the "Purchase Agreement"), pursuant to which Seller is on this date selling and transferring to the Company the assets of its business, which is engaged in the medical billing/physician practice management services industry (the "Business").

     C. It is a condition to the obligation of the Company to consummate the transactions contemplated by the Purchase Agreement that the Stockholder execute this Agreement.

     D. The Stockholder will derive substantial economic benefit from the sale of the Business to the Company pursuant to the Purchase Agreement.

     E. The Stockholder acknowledges that the Company is acquiring the Business because of synergies with the Company's existing business and the opportunities to expand the Business, and that the Company would not effect the closing of the transactions contemplated by the Purchase Agreement unless the Stockholder agrees to the terms of this Agreement and executes and delivers this Agreement to the Company at such closing.

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:


     1. Definitions.

     The following terms, as used in this agreement, shall have the following meanings:

     1.1 "Confidential Information" means any information which is proprietary or unique to the Business, including but not limited to trade secret information, matters of a technical nature such as processes, devices, techniques, data and formulas, research subjects and results, marketing methods, plans and strategies, operations, products, revenues, expenses, profits, sales, key personnel, customers, suppliers, pricing policies, any information concerning the marketing and other business affairs and methods of the Business which is not readily available to the public.

     1.2 "Restricted Business" means any business activity relating to the medical billing/physician practice management services industry within five hundred (500) miles of any headquarters, regional office, domiciled subsidiary or domiciled affiliate of Acadia.

     1.3 "Person" means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).


     2. Confidential Information.

     The Stockholder acknowledges that in connection with the Stockholder's ownership and/or employment in the Business, the Stockholder has obtained Confidential Information, and the Stockholder agrees that the Stockholder will not disclose to any Person or entity any Confidential Information, except with the Company's express prior written consent. The confidentiality obligations imposed by this paragraph 2 shall cease to apply to any item of Confidential Information after the earliest of the date on which the Stockholder provides the Company with written evidence clearly establishing that such item of Confidential Information: (i) was publicly available prior to the Stockholder's receipt of such item of Confidential Information from the Company, or (ii) has become generally known to the public in the United States through no fault of the Stockholder.


     3. Noncompetition, Nonsolicitation and Nondisparagement.

     The Stockholder acknowledges and agrees with the Company that during the course of the Stockholder's ownership and/or employment with the Business, the Stockholder has had the opportunity to develop relationships with existing employees, customers and other business associates of the Business, which relationships constitute goodwill of the Business being acquired by the Company, and the Stockholder acknowledges and agrees that the Company would be irreparably damaged if the Stockholder were to take actions that would damage or misappropriate such goodwill. The Stockholder accordingly covenants and agrees as follows:

     3.1 The Stockholder acknowledges that the Business is currently conducted throughout the World and that the Company has plans to expand the Business to take advantage of synergies between the Business and the Company's medical billing/physician practice management services business and of other opportunities to expand the Business. Accordingly, in consideration of the Company closing the transactions contemplated by the Purchase Agreement, from the date hereof until the fifth anniversary of the date hereof (the "Restricted Period"), the Stockholder shall not, directly or indirectly, enter into, engage in, assist, give or lend funds to or otherwise finance, be employed by or consult with, have an ownership or equity interest in, or have a financial or other interest in, any business which engages in any aspect of the Restricted Business, whether for or by himself or as an independent contractor, agent, stockholder, partner or joint venturer for any other Person, provided that the aggregate ownership by the Stockholder of no more than two percent of the outstanding equity securities of any Person, which securities are traded on a national or foreign securities exchange, quoted on the Nasdaq Stock Market or other automated quotation system shall not be deemed to be giving or lending funds to, otherwise financing or having a financial interest in a competitor. In the event that any Person in which the Stockholder has any financial or other interest directly or indirectly enters into the Restricted Business during the Restricted Period, the Stockholder shall divest all of his interest (other than any amount permitted under this paragraph) in such Person within 30 days after such Person enters into any
aspect of the Restricted Business.   Notwithstanding any of the terms and
conditions of this paragraph, or this Agreement as read in its entirety, the Stockholder will not be prevented from serving as an officer, director, control person or beneficial owner of Northeast Medical Business Group, Inc., nor will the Stockholder be precluded from owning up to one hundred percent (100%) of the preferred and/or common equity of said entity.

     3.2 The Stockholder covenants and agrees that, during the Restricted Period, the Stockholder will not, directly or indirectly, either for himself or for any other Person (i) solicit any employee of the Company to terminate his or her employment with the Company or employ any such individual during his or her employment with the Company and for a period of six months after such individual terminates employment with the Company, (ii) solicit any supplier to the Company to purchase or distribute information, products or services of or on behalf of the Stockholder or such other Person that are competitive with the information, products or services provided by the Company, or (iii) take any action, including without limitation the making of disparaging statements concerning the Company or its officers, directors or employees, that is reasonably likely to cause injury to the relationships between the Company or any of its employees and any lessor, lessee, vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company, as such relationship relates to the Company's conduct of the Restricted Business.

     3.3 The Stockholder understands that the foregoing restrictions may limit the Stockholder's ability to earn a livelihood in a business similar to the Restricted Business, but the Stockholder nevertheless believes that the Stockholder has received and will receive sufficient consideration and other benefits as a result of the closing of the transactions contemplated by the Purchase Agreement to clearly justify such restrictions which, in any event (given the Stockholder's education, skills and ability), the Stockholder does not believe would prevent him from otherwise earning a living.


     4. Remedies.

     In the event of the violation or threatened violation by the Stockholder of any of the covenants contained in this Agreement, in addition to any other remedy available in law or in equity, the Company shall have (i) the right and remedy of specific enforcement, including injunctive relief, it being acknowledge and agreed that any such violation or threatened violation will cause irreparable injury to the Company and that monetary damages will not provide an adequate remedy, and (ii) the right to any and all damages available as a matter of law, and costs and expenses incurred by the Company in pursuing its rights under this Agreement, including reasonable attorneys' fees and other litigation expenses.


     5. Severability.

     Should any covenant, term or condition contained in this Agreement become or be declared invalid or unenforceable by a court of competent jurisdiction, the parties agree that the court shall be requested to judicially modify such unenforceable provision consistent with the intent of this Agreement so that it shall be enforceable to the fullest extent possible.


     6. Applicable Law; Jurisdiction.

     This Agreement shall be construed, interpreted and enforced according to the statutes, rules of law and court decisions of the State of Maine without regard to conflict of law provisions. The Stockholder hereby submits to the jurisdiction of, and waives any venue objections against, the State of Maine and the federal courts of the United States located in such state in respect of all actions arising out of or in connection with the interpretation or enforcement of this Agreement, and the Stockholder consents to the personal jurisdiction of such courts for such purposes.


     7. Amendments; Waivers.

     This Agreement may be amended, modified, superseded or canceled, and the terms or covenants waived, only by a written instrument executed by both of the parties hereto or, in the case of a waiver, by the Company. The failure to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver of any term, whether by conduct or otherwise, shall be deemed to be a further or continuing waiver of any such breach, or a waiver of the breach of any other term contained in this Agreement.


     8. Notices.

     All notices under this Agreement shall be in writing and shall be deemed effective when delivered in person (in the Company's case, to its Chief Executive Officer) or 48 hours after deposit thereof in the U.S. mails, postage prepaid, addressed, in the case of the Stockholder, to the Stockholder's address set forth at the end of this Agreement, and, in the case of the Company, to the corporate headquarters, attention of the Chief Executive Officer, or to such other address as the party to be notified may specify by written notice to the other party.


     9. Construction.

     Paragraph headings are for convenience only and shall not be considered a part of the terms and provisions of the Agreement.

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the day and year first above written.

               ACADIA NATIONAL HEALTH SYSTEMS, INC.

               /s/ Paul W. Chute
               PAUL W. CHUTE, President

               THE STOCKHOLDERS

               /s/ Frank DeJohn
               FRANK DEJOHN

               /s/ Martha T. DeJohn
               MARTHA T. DEJOHN